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                            CERTIFICATE OF SECRETARY



         I, Stephen C. Nesbitt, Secretary of The Manufacturers Life Insurance Company of America (the "Corporation"), do hereby certify that on May 25, 1983 the following resolutions were adopted by the unanimous consent of the Board of Directors of the Corporation and that such resolutions remain in full force and effect as of the date hereof.

         RESOLVED: That the Officers are authorized to take all actions which they deem necessary and appropriate to issue and sell variable life insurance and annuity policies in a form substantially similar to that presented to the Board, subject to such changes as the Officers deem necessary and appropriate. Such authority shall include, without limitation, entering into any necessary service agreements as well as marketing and distribution, registering the policies (which may be in an indefinite amount from time to time) under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and taking all other actions necessary in order that such proposed issue and Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended and all other applicable Federal and State Laws and Regulations.


                                      * * *


         RESOLVED: That a Separate Account designated "Separate Account Two" be, and it is hereby established, in accordance with the provisions of
         Section 406.2, Chapter 2, Title 31 of the Pennsylvania Code, for the purpose of providing a funding medium to support reserves under variable annuity policies as may be issued by the Company and as the Officers may designate for such purpose. The Officers may, from time to time, change the designation of "Separate Account Two" to such other designation as they may deem necessary and appropriate.

         RESOLVED: That the income, gains and losses (whether or not realized) from assets allocated to Separate Account Two shall, in accordance with any variable annuity policies issued by the Company, be credited to or charged against such Separate Account with [sic] regard to the other income gains or losses of the Company.

         RESOLVED: That the fundamental investment policy and [sic] Separate Account Two shall be to invest or reinvest the assets of Separate Account Two in
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         securities issued by the Investment Companies registered under the
         Investment Company Act of 1940, as amended, as the Officers may designate pursuant to the provisions of the variable annuity policies issued by the Company.

         RESOLVED: That the Officers are hereby authorized and directed to take all actions necessary to register both Separate Account One and Separate Account Two as unit investment trusts under the Investment Company Act of 1940, as amended, and to take such related actions as they deem necessary and appropriate to carry out the foregoing.



         IN WITNESS WHEREOF, I have executed this Certificate the 12th day of January, 1993.


                                                By:


                                                /s/ Stephen C. Nesbitt
                                                ----------------------
                                                Stephen C. Nesbitt
                                                Secretary
                                                The Manufacturers Life Insurance
                                                Company of America